C O R P O R A T E P A R T I C I P A N T S
Dana Quattrochi athenahealth, Inc. - IR
Jonathan Bush athenahealth, Inc - Chairman and CEO
Tim Adams athenahealth, Inc - CFO
Andy Hurd Epocrates - President and CEO
Rob Cosinuke athenahealth, Inc. - Chief Marketing Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S
Sean Wieland Piper Jaffray & Co. - Analyst
Jamie Stockton Wells Fargo Securities, LLC - Analyst
George Hill Citigroup - Analyst
Greg Bolan Sterne, Agee & Leach - Analyst
Ryan Daniels William Blair & Company - Analyst
Rich Close Avondale Partners - Analyst
Sandy Draper Raymond James - Analyst
David Bayer Northland Securities - Analyst
Dave Windley Jefferies & Co. - Analyst
Charles Rhyee Cowen and Company - Analyst
Bret Jones Oppenheimer & Co. - Analyst
Michael Cherny ISI Group - Analyst
Tony Bartsch Park West Asset Management - Analyst

P R E S E N T A T I O N
Operator
Welcome to the athenahealth conference call. I would now like to turn the call over to Ms. Dana Quattrochi. You may now begin.
Dana Quattrochi - athenahealth, Inc. - IR
Good morning and thank you for joining us. With me on the call today is Jonathan Bush, our Chairman and CEO; Tim Adams, our Chief Financial Officer; Rob Cosinuke, our Chief Marketing Officer; and Andy Hurd, President and CEO of Epocrates.
The purpose of today’s call is to discuss athenahealth’s announcement of the signing of a definitive agreement to acquire Epocrates, a mobile health pioneer widely recognized for developing the most broadly adopted point-of-care medical application among US physicians. On today’s call, management will discuss the rationale behind this acquisition and will then take questions from the audience.
In connection with the acquisition, Epocrates will file with the US Securities and Exchange Commission a proxy statement and other relevant materials in connection with the proposed transaction. Epocrates will also mail the proxy statement to Epocrates’ stockholders. Athenahealth and Epocrates urge investors and security holders to read the proxy statement and other relevant material when they become available, because these materials will contain important information about athenahealth, Epocrates and the proposed transaction. The proxy statement and other relevant materials, when they become available and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s website at www.SEC.gov. In addition, free copies of the documents filed with the SEC by athenahealth will also be available on the Investors portion of athenahealth website at www.athenahealth.com. Free copies of the documents filed with the SEC by Epocrates will also be available on the Investor Relations portion of Epocrates’ website at www.epocrates.com. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.
Athenahealth, its acquisition subsidiary, Epocrates, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies through the security holders of Epocrates in connection with the merger. Information about those executive officers and directors of athenahealth is set forth in athenahealth’s proxy statement for its 2012 Annual Meeting of Stockholders which was filed with the SEC on April 26, 2012, and is supplemented by other filings made and to be made with the SEC.
Information about those executive officers and directors of Epocrates and their ownership of Epocrates’ common stock is set forth in Epocrates’ proxy statement for its 2012 Annual Meeting of Stockholders which was filed with the SEC on August 30, 2012, and is supplemented by other public filings made and to be made with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of athenahealth, its acquisition subsidiary Epocrates and their respective executive officers and directors in the merger by reading the proxy statement and other filings and documents referred to above. Nothing said in this conference call constitute an offer of any securities for sale.
We would like to remind everyone that certain statements contained in this conference call may be considered forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations for future, and financial operational performance, including operating expenditures, growth rates and profitability, our integrated service strategy, selling and marketing efforts, service offering benefits, and research and development plans and timelines, and expectations for market development and opportunities. Forward-looking statements may often be identified with words such as we expect, we anticipate, upcoming, or other similar indications of future expectations. These statements are not promises or guarantees and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward-looking statements, including the risks and uncertainties under the heading, Risk Factors, in our most recent annual report on Form 10-K and other periodic reports filed with the SEC which are available on our website at investors.athenahealth.com and on the SEC’s website at SEC.gov. These statements speak only of the date hereof and we undertake no obligation to update or revise the information contained in this call.
With that, I will turn the call over to Jonathan Bush.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Thank you, Dana and good morning, everyone.
I am so pleased to be here with Andy Hurd, Rob Cosinuke, and Tim Adams to discuss our definitive agreement to acquire Epocrates. Since 1997, we, at athenahealth, have been trying to make a name for our disruptive business model and our mission of building the nation’s health information backbone. Along the way, our biggest obstacle has always been gaining awareness by and access to the caregivers we seek to serve. With this acquisition, we believe we have found a breakthrough.
We have always loved Epocrates. At first, we were blown away by their explosive rise in market share. Upon closer examination, our admiration found a deeper root. First, we love their app. athenahealth is strong in mobile development with 33% of athenaClinical’s clients using their iPhone at least once a week but Epocrates is masterful. As the first healthcare app in the Apple Store, Epocrates was downloaded on iPhones at a rate of 2,230 per day. Recently, they added their iPad app and are already at 86,000 downloads. Second, we are proud of our own client service but we have been humbled by how users tout Epocrates. Aside from their beautiful app, users love the current, accurate and beautifully constructed content within. They also love the culture behind it. Dr. Steve Kania and the Epocrates Clinical Content Team pore over thousands of complex medical reference documents turning the vast ocean of drug company claims into a digestible stream of understandable truth. Today, there are over one million clinicians worldwide on Epocrates and over half of US physicians use their services every week. It’s no wonder there were 200 million drug lookups in the last year or that 96% of physician users reported changing a prescription decision, thanks to Epocrates.
Like athenahealth, Epocrates was born of an idea shared by two students in the late ’90s. Since then, we’ve embarked on similar, almost parallel, missions. We both earn client trust by making it easier for physicians to provide the healthcare they set out in life to deliver. Epocrates builds this trust by delivering a combination of technology and research to provide, quote, information of value when and where users want it. At athenahealth, our core competency is, in quote, combining technology, knowledge and work to provide situational awareness to caregivers at the point-of-care. We earn clients’ trust by helping them do well doing the right thing. Our complementary missions form the foundation of what we believe would be a very successful partnership once this deal closes.
The complementary nature of our collective missions and cultures provides the perfect platform to fix strategic problems in our respective businesses. For Epocrates, there is a need to build a broader and richer stream of revenue from the excellent market share and satisfaction among doctors that they’ve earned. For Athena, whose services are deep and whose revenue model is robust, our need is awareness and market share. We have so much to give doctors and there are so few of them who really know who we are.
For years, athenahealth has been seeking a, quote, light entry point that will allow physicians to learn about and use our services and sample our capabilities. Ideally, such an athena light exposure would include a meaningful slice of our now core service set. We want doctors thinking -- "if I lived here, I’d be home now." Assuming this deal closes, we will immediately set to work, activating every doctor on Epocrates who wants it as an Athena Coordinator sender and receiver. As a receiver, they will get a, quote, free sample of the athenaClinicals application with each inbound referral from an athenahealth client. Because athenaClinicals is so darn beautiful, they will be able to use the app to evaluate the patient without enduring the ramp-up exhaustion associated with traditional, software-based EMRs. If they like the experience, they will have the option to upgrade to athenaClinicals. Our research suggests that it will take very little work for us to deploy a simplified version of the current athenaClinicals app that does not include pay-per-performance management, like meaningful use or document services. Of course, our fondest wish is that those who try it, will want to buy more.
We are very excited about what Epocrates could do for athenahealth but we are just as inspired by how we may be able to help Epocrates. Following the closure of the acquisition, we would add the depth of Athena’s 40 million [de-identifiable] patient records to the research resource Epocrates sells to drug Companies today. Second, we would accelerate current Epocrates work on new reference tools for doctors. On top of drug reference, there would be complex consult reference and diagnostic reference. Each of these new channels would be sponsored by new categories of Epocrates client. And some of these, such as labs and institutions that perform complex procedures, are already clients of athenahealth. Today, Epocrates acts almost as a Yelp for the different drug formulations doctors send to patients. Tomorrow, it should move from Yelp to OpenTable for those drugs and the same thing for every heart surgery, complex blood tests, hip replacement and episode of cancer care that doctors come across. This would help doctors to make the best choices possible for their patients and their bottom line in an emerging accountable care marketplace. It would also enable athenahealth clients to showcase their excellence and generate appropriate referrals in the same environment. Accountable care is coming and not everyone will survive it. We intend to make darn sure that our clients will lead the charge and, in fact, prosper.
We’re still about 90 days away from closing and so there are lots of kinks to iron. That said, Tim Adams is here with Rob Cosinuke, who would lead this division for us following completion of the transaction. Tim will now take you through the details of the transaction and of our plan.
Tim Adams - athenahealth, Inc - CFO
Thank you, Jonathan. Good morning, everyone.
As we have discussed in the past, we have developed a list of criteria used for evaluating acquisitions, and at the top of the list is access to physicians. The Epocrates network brings us direct access to over 330,000 physicians in the US. We are truly excited about the opportunity to join forces with Epocrates. Athenahealth and Epocrates are two long-standing brands that are both recognized for helping clinicians deliver care more efficiently by innovating around and improving upon the way they work. As Jonathan discussed, the strategic merits of this combination are powerful. Both Companies have worked over the years to deliver the right information at the point-of-care. As a result, we believe that we could strengthen and deepen Epocrates’ physician engagement over time. Furthermore, we believe this acquisition would be an enabler to help us achieve our 30% growth goals over the long term.
Our $11.75 per share offer, or approximately $225 million net consideration, is an all cash offer for all of the Epocrates’ outstanding shares. We would finance this acquisition utilizing our existing cash, the cash on Epocrates’ balance sheet that we would receive upon closing, and the utilization of our credit facility.
The acquisition would be accomplished by means of a merger of a wholly-owned subsidiary of athenahealth into Epocrates. The Board of Directors of Epocrates has unanimously recommended to the stockholders of Epocrates to vote in favor of the merger.
Consummation of the merger is subject to customary conditions, including antitrust clearance and the affirmative vote of the holders of a majority of the Epocrates shares. Holders of a significant percentage of the outstanding shares of Epocrates have agreed to vote in favor of the merger agreement, subject to the provisions of the agreement.
We would expect to operate Epocrates as a separate division of athenahealth under the leadership of Rob Cosinuke, our Chief Marketing Officer. As you may know, since joining athenahealth, Rob has been charged with increasing our awareness with physicians. It is our plan to make Epocrates the center of our awareness building efforts. Furthermore, as a founder of a leading online marketing firm, Digitas, Rob is an expert in pharmaceutical-sponsored services. For both reasons, he would be the perfect leader for this very important role.
As it relates to operating the business, we would expect there to be limited growth but respectable operational improvements and cost synergies in the near term. For 2013, we would not anticipate much growth from the core Epocrates revenue as our focus will be on building and deepening the core physician network. We would expect non-GAAP gross margins to be similar to those reported year-to-date in 2012 by Epocrates. From an earnings standpoint, we would expect the transaction to be accretive to our full-year 2013 fully diluted non-GAAP earnings per share. This guidance excludes certain transaction and restructuring costs, the effects of purchase accounting and stock compensation costs. The purchase accounting would be determined through an independent valuation which would be completed after the closing of the transaction. We will have a further update for you on our Q1 2013 earnings call. Both Companies will continue to operate as standalone Companies from now until the closing.
To hear more about this acquisition, please tune into our presentation at the 31st Annual JPMorgan Healthcare Conference today, January 7, 2013, at 2.30 PM Pacific time, or 5.30 PM Eastern time. This presentation is taking place during the originally scheduled Epocrates presentation slot at the JPMorgan Healthcare Conference.

Q U E S T I O N S A N D A N S W E R S

Operator
Thank you. We will now begin the question-and-answer session.
(Operator Instructions)
Sean Wieland.
Sean Wieland - Piper Jaffray & Co. - Analyst
Well, it’s about time you two kids got together. Congratulations.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
(multiple speakers) Thank you Sean.
tSean Wieland - Piper Jaffray & Co. - Analyst
So I can slide two questions in here. The first one is, maybe a little bit of a change of heart here. You’ve been dancing around, maybe, [Jon], you too, Epocrates has been playing hard to get, I don’t know -- what has it been that finally got you off to, Jon, to do this, number one. Number two, how does this affect the long-term 30% target growth rate that you have beyond 2013?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Well, as I said in the script, Sean, I’ve been a fan -- I think you know -- a fan of Epocrates of the user experience, of the founders, of the whole physician fiduciary culture forever, since forever. But it was never a good time to get the kids together, either because great new plans were just under cost or because it was at such a low point that no one would broke a transaction, et cetera, et cetera. I think 90 days after Andrew got on board, we got together and talked about. We’ve been working clearly since he arrived on different ways of working together. So in terms of the timing of the thing, it’s just as soon as we could make it all work, he had to vet us and vet his various options before he could be responsible. I’ll let him answer that.

In terms of the 30% growth, I want to grow the core business of Athena 30% a year. One way of viewing this transaction as you take the -- take as conservative a valuation of the drug sponsorship business unit inside Epocrates, take that out of the purchase price, if you cash out of the purchase price and call the rest a contribution to our marketing, and sales budget. So you think about it, we spent, what, $100 million and change on sales and marketing in 2012. This would be the cost of capital of the residual premium we paid that would easily be able to find a spot in that $100 million, and if we grow 30%, $130 million next year. So that’s the way I look at it.
I don’t know that I’ll be able to grow the combined total 30%. I want to grow athena [One] 30% a year and we’ll start to work together, Andy and Rob will start to work together right now to figure out how much Epocrates can grow. Is that 10%, 20%, 30%? They’ll figure it out by the time we close and we’ll have an announcement for that.
I do not believe -- Athena being wonderful aside, that we can show up and turn 4%, 5% growth history into a 30% growth history right away. I do believe these guys will be tremendous, tremendously valuable in helping us prosecute our existing 30% goals for our existing business. Andy, did I get that right?
Andy Hurd - Epocrates - President and CEO
I think you covered it.
Operator
Jamie Stockton.
Jamie Stockton - Wells Fargo Securities, LLC - Analyst
Maybe just following up on Sean’s -- are you guys currently pushing out any messaging to the Epocrates user base in a significant way? I know in the investor presentation, you had some stuff mocked up but --
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Well, obviously, we don’t -- it’s going to be 90 days until we are allowed to do anything, but maybe Andy, we would certainly -- my primary concern is the Epocrates employees. I’m very interested in making my pitch to them that we will be an equally attractive cultural home and financial home as what they’ve had in the past. Andy and I are literally -- and Rob are getting in the car as soon as this call is over and heading down to do a town meeting with them. In terms of communicating with the Epocrates base, Andy, I don’t know if you feel like there’s interim plans before the 90 days.
Andy Hurd - Epocrates - President and CEO
Yes. We’ll certainly communicate with the employees of the base of the customers, the transaction, about how excited we are about it, what the immediate, and medium and long-term impacts will be. Those communications have gone out and we’ll manage that over the next several weeks.
Jamie Stockton - Wells Fargo Securities, LLC - Analyst
I guess what I’m really getting at is, are you, as far as trying to highlight the Athena brand and push out messaging from an advertising standpoint, is there anything that you -- I know, Andy, I think you guys have been working on some stuff with a couple of EHR companies. Has Athena been one of them?
Andy Hurd - Epocrates - President and CEO
Yes. Jamie, I appreciate that. To speak to Sean’s earlier question and that really is -- I think I let you guys know that from the outset, as a part of the strategy with Epocrates, was to reach out and partner with other companies in the healthcare ecosystem. We began discussions pretty early. As Jonathan mentioned, I think within the first 90 days of talking about how the two businesses can work together but there aren’t -- that, as we work through that process, there aren’t currently any programs that are in place. We’ve done some pilots in the past that even predate me with athenahealth. They went quite well, but there’s nothing currently in place.
Jamie Stockton - Wells Fargo Securities, LLC - Analyst
Okay. Then maybe just one more. Epocrates obviously has a vast array of partnerships with pharma companies. Jonathan, is there a thought that you would ultimately be able to leverage some of those relationships to get more into the helping find patients for clinical trials business even though I know that’s not been Epocrates’ core business in the past. At least they have their relationships? And that will be my last one.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Well, obviously, access to such a great sales force with such a deep pipeline and such a great connection -- set of connections is tremendously exciting for Athena. Exactly what we do to broaden the pipe is something that we’ll leave for the next 90 days to get specific on. But the basic idea that these guys have a mile-wide but no -- they are the dominant read-only technology for doctors. We do a -- we are dominant in terms of the depth of the write -- the writing that we can do.
28,000 clinical caregivers, clinically integrated, every single insurance company in the country, electronically integrated. We believe the combination is great for the caregiving side of things but also obviously, for the sponsorship side. We have three times the patient records as

Kaiser inside of one database. We can’t help but be curious as to whether there’s a patient respectable way of improving healthcare by monetizing that with drug companies and other purveyors of service and research to doctors and to patients.
Operator
George Hill.
George Hill - Citigroup - Analyst
This seems like a real execution story from your end. In one of the slides in the presentation that I thought was interesting is the sender-receiver model. What gives you confidence that the level of interaction that physicians have with Epocrates can rise to the level of interaction that physicians have with Athena? Do you have the sense that they have -- that physicians recognize Epocrates as the brand now and have that closeness with Epocrates that they have with Athena?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Well, those are great questions. I think your point about execution is the frame of the question, is of course, the big question. We don’t know how much of this we’re going to be able to pull off how quickly. We don’t know whether the docs will throw up over our ideas. What I do know is that if 10%, 10% of the active users decided to do it, we just doubled, more than doubled. So you don’t have to hit it out of the park on these ideas to make a big dent on little Athena. But I still think your question, your caution as you model out what this means, how quickly can we model out - -how much of what we have in mind for this combination? We don’t know.
We’ve got our best people committed. We started when we were pitching this to our Board like -- we’ve got it all figured out where it won’t be a distraction to our core business. The Board immediately flushed out of the boardroom like a number two. As we’ve reeled and pulled ourselves up together, we realized that, that’s a terrible way of (inaudible) after something that’s this important. We’ve since retooled and said -- no, this is our preeminent focal point. We’ve got our most senior folks, Rob Cosinuke is going to focus exclusively on Epocrates until it is a completely integrated harmonious fellow in the Athena landscape. I’ve clearly said too much already.
Tim Adams - athenahealth, Inc - CFO
George, it’s Tim. Maybe just to add onto that a little bit, if you’ve had the opportunity to get to know Andy and the work that he’s done in the short time that he’s been on board, he’s really been focused on deeper physician engagement. That is a key theme that we want to carry on his efforts and Rob Cosinuke, who is just a master at marketing, he knows the pharma space very well, has a lot of good ideas of how we can get the appropriate touch to those physicians and deepen that engagement. So it has to be handled very carefully. It’s very important and we think we have the right folks leading the charge for us on that.
George Hill - Citigroup - Analyst
I remember, Andy, from his Carefx days. Is he staying on board for awhile post-close?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
We’ve got a meeting in about 45 minutes to talk about that. Obviously, it’s our fondest wish but -- (multiple speakers) it’s a little bit of a free country, it’s occasionally a free country.
George Hill - Citigroup - Analyst
Tim, two quick bean counting questions and I will let you guys off here because you’ve got a car ride to make. Is it safe to assume that you included the cash on the balance sheet and the short-term securities from Epocrates as of most recent close have still been actually at $210-ish million, $212-ish million purchase price?
Tim Adams - athenahealth, Inc - CFO
Yes, so George, think of this of equity value of approximately $300 million. When you deduct the cash, I’m going to call it approximately $75 million, so $225 million net enterprise value.
George Hill - Citigroup - Analyst
Okay. Are we able to quantify any potential synergy opportunities at this point or --?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
No. We think we have some opportunities here. Again, Andy’s got a terrific group of employees. We want to be very sensitive and we want to be smart about how we go forward. We think there are some opportunities for operational improvements. Over the next 90 days, we’re really going to be more thoughtful than our preliminary plans and probably have some more to share with you after the closing, hopefully, by the time we get to our Q1 earnings call.

Operator
Greg Bolan.
Greg Bolan - Sterne, Agee & Leach - Analyst
Just a follow-on to George’s question on operational synergies, Tim, with ballparking the accretion around $0.05 to $0.10 [be] on an annual basis, be near the ballpark?
Tim Adams - athenahealth, Inc - CFO
Greg, let me hold off on that until we get closer to the -- when we get to the Q1 call. We’ve got to get through closing. We do have some more work to do. It’s fair to say that it is accretive before and after financing. The Company is EBITDA positive today. The Street shows probably about $15 million of EBITDA for 2013. Again, we think we have some synergy opportunities on top of that.
Greg Bolan - Sterne, Agee & Leach - Analyst
Okay, great. Thanks. Congrats on the deal.
Operator
Ryan Daniels.
Ryan Daniels - William Blair & Company - Analyst
Jonathan, it sounds a lot, based on your commentary, that this is not really a marketing push as much to get the Athena name across the Epocrates platform which you could have done with a marketing partnership but rather a true integration, hooking them up to coordinators. So can you talk a little bit more about how quickly you think you can roll that out? Then what the organizational capacity is to do that in regards to the ramp and cost and training of physicians to get on coordinator?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Yes. I think that the premise is the best part of that question to focus on. Epocrates has been successful in part and it’s one of these Scylla and Charybdis problems, right? They’ve got such an amazing brand and such amazing loyalty because they’ve been very vigilant about protecting these docs from over-advertising. So while we’d love to splash steak dinner with athenahealth all over the thing, they won’t -- they have never let us -- I don’t think they ever would, whether there’s a -- whether the shares are combined or not. You have to earn doctors’ attention in 12-point peer-reviewed font words. That is something we’ve learned from Andy and the team.
So rather than just take the name and splash it everywhere, we hope to do some elegant splashing, careful splashing, but we really just have to earn -- I love Andy’s idea of [recently] easy, useful, convenient, useful insights. So we just got -- for example, a great first step would be to take all the research we do on ACO and payer rules and managed-care programs and medical home programs, and break them into [doc] alerts by specialty, by geography, so that they can start to know the latest on the financial side of their practice, the way they do on the pharmaceutical side of their practice.
Then as I mentioned in the script, Andy’s already been working on, maybe diagnostics, maybe orthopedics. If you’re going to send somebody to ortho, you might want to do a quick lookup before deciding what you want to refer for. Then there’s a whole set of sponsor that would sit behind that. So the goal is to stay inside the boundaries that Epocrates has lived in for all these years but be a really useful fiduciary and not a noisy, distracting banner ad be -- purveyor.
Ryan Daniels - William Blair & Company - Analyst
Okay. That’s helpful color. Then maybe another one just as you think about the marketing budget. Obviously, that’s been a big piece of your expenditures. Going forward, do think you’d get more leverage over this model such that you can maybe taper back your direct sales force or do you not anticipate any changes in the core marketing budget post this transaction?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
One of the key pieces of this acquisition and one of the reasons why Rob is devoting 100% of his time to making this thing lift off, is we do believe that this, that our biggest battle at every earnings call, every investor meeting, on our roadshow, awareness is our biggest obstacle. Doctors go out every day and buy shrink-wrapped software base, piece of crap EMRs because they don’t know that this can be done on the cloud. They don’t know that Athena does it as a service. So making sure that we take full advantage of this combination in that regard, as I said earlier, as a useful -- by converting it into a stream of useful insights for these guys is key. Yes, we absolutely believe it’s going to get huge leverage to the core Athena sales and marketing effect over time, whether it’s less salespeople or whether it’s less Google ads or steak dinners, who knows?
Operator
Rich Close.

Rich Close - Avondale Partners - Analyst
Can you elaborate a little bit on how many Epocrates docs are currently use athenaClinicals or Collector?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Don’t know.
Rich Close - Avondale Partners - Analyst
No idea?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
No clue.
Rich Close - Avondale Partners - Analyst
Okay.
Tim Adams - athenahealth, Inc - CFO
Richard, they have 330,000 docs out of 650,000, so --
Jonathan Bush - athenahealth, Inc - Chairman and CEO
I’ll tell you this -- (multiple speakers) we have plenty of docs on our Physician Advisory Board. We were doing -- let’s talk randomly about mobile -- Epocrates, Epocrates, Epocrates. So I don’t know what -- whether those are like a particular phenotype, the guys who decide to be on advisory boards but, go ahead, Rob.
Rob Cosinuke - athenahealth, Inc. - Chief Marketing Officer
We actually did take their database and our customer base and use a third party to do a match. Roughly consistent with the average demographics, about half of our clinical physicians are Epocrates active users as is the base of all physicians. So we -- that was a piece of our due diligence that made us feel comfortable and just reaffirm that we had a good overlap.
Rich Close - Avondale Partners - Analyst
Okay. Then any idea in terms of, in looking, at the Epocrates base, how many are penetrated with electronic health records currently or under?
Rob Cosinuke - athenahealth, Inc. - Chief Marketing Officer
Yes. The law of large numbers here in terms of having half the US docs, the -- it extrapolates out, so you see the similar percentages. There is one variable that into that, is it tends to be a more progressive base. So we have half of the US docs but it’s 70% of docs that use a mobile device professionally. I think, again, there’s good alignment there. I’ll just piggyback a little bit on what Jonathan said. There’s alignment in how we look at the business. I think is alignment in that people that are users of Epocrates and users of athenahealth are -- tend to be progressive, and are looking to technology to help them become more efficient in delivering higher quality care. But I think it plays out -- the numbers typically play out about how they do across the user base, about half.
Rich Close - Avondale Partners - Analyst
Okay. One final question, Jonathan, with respect to Coordinator light, I guess it’s called, how easy of a sale is that currently to your existing base?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Nothing is easy. That being said, the sales cycle is averaging an hour to an hour-and-a-half. The implementation is averaging about two hours. There are only a couple people in our Alpharetta office banging these out and they’re very, very busy and we are adding to that unit. So we believe, in consultation with the Epocrates team, that we will get this thing to be a really nice uptick. We’re not at 100% who knows, maybe not 50% but if even if we got a third, that would be just tremendous change in our footprint. We are trying -- the quickening of a network -- getting the sales division to begin, trying to build a two-sided network is a real pain. Obviously, we believe this will be a real jumpstart.
Operator
Sandy Draper.

Sandy Draper - Raymond James - Analyst
Most of my questions have actually been asked. Just a quick question for Tim, I think. One, when you gave the comments about assume for 2013 about flat for Epocrates, was that so flat over their 2012 number? Is that -- did I interpret that right?
Tim Adams - athenahealth, Inc - CFO
Sandy, that is correct and let me add one more clarifying comment to my earlier comment on EPS accretion. That is on a non-GAAP basis and it excludes transaction costs, purchase accounting, et cetera. But yes, flat roughly compared to the 2012 numbers for Epocrates.
Sandy Draper - Raymond James - Analyst
Okay, great. Then I missed it, I think you may have addressed it. Did you say in terms of how you’re planning on splitting between cash versus using the line of credit, to finance the transaction?
Tim Adams - athenahealth, Inc - CFO
We haven’t said specifically. Sandy, as you recall from our Investor Day, we announced the purchase of the Arsenal Complex up in Watertown, Mass., so between that deal and this opportunity with Epocrates, the total cash required will be a little bit north of $400 million. By the time we get to closing, roughly in the March timeframe, April timeframe, we should have $200 million of cash available off of the balance sheet. o therefore, $200 million maybe $225 million of debt that we would put on the balance sheet. As you all know, the balance sheet is very pristine. We have a great opportunity to put an appropriate amount of debt on the balance sheet to finance both of these opportunities.
Sandy Draper - Raymond James - Analyst
Okay. Great. Thanks and congrats to both of you guys on the deal.
Operator
David [Bayer].
David Bayer - Northland Securities - Analyst
Can you guys just touch on the technology integration aspect? Do you plan to continue to run Epocrates on its own platform or how much do you plan to convert over to the athenahealth platform, if any? Thanks.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Well, the one thing we’re most excited about from platforms is we would like to see Epocrates research tools inside athenaClinicals. We believe that’s a doable thing. Our docs, just right now, are leaving athenaClinicals to go to Epocrates to do their referencing work. They do that with most of their medical records because they’re just not as good. So that’s one.
If you’re asking about the technical infrastructure, we will look at that and we are a read-and-write Company. So the strain -- the amount of capital and investment that we’ve had to put into technostructure is significantly higher than Epocrates even though they’re so much bigger in terms of market share. So the teams that do that will get together and look at combining them one way or the other.
Operator
Dave Windley.
Dave Windley - Jefferies & Co. - Analyst
Just a few small ones here. So Tim, on your rundown of the capitalization and sources of cash for the transactions, how much cash do you need to keep on the balance sheet for just ongoing operating liquidity?
Tim Adams - athenahealth, Inc - CFO
Dave, I would say somewhere in the neighborhood of $15 million to $25 million would be a conservative cushion. We are cash-positive virtually every month depending on the timing of CapEx and year-end bonuses. So I think $15 million to $25 million would be more than ample for liquidity purposes.
Dave Windley - Jefferies & Co. - Analyst
Okay. Then on the Epocrates side, the installed base number that’s been around several times, 330,000, I think, are those all domestic? Or is that -- does that include them expanding beyond US?
Andy Hurd - Epocrates - President and CEO
Yes. That is domestic.

Dave Windley - Jefferies & Co. - Analyst
Okay. So that’s --
Jonathan Bush - athenahealth, Inc - Chairman and CEO
There’s a million (multiple speakers) caregivers worldwide but we have a particular affection for those that may need us for their billing and medical records.
Rob Cosinuke - athenahealth, Inc. - Chief Marketing Officer
Subset of physicians.
Dave Windley - Jefferies & Co. - Analyst
Right. Understood. Okay. Then finally, I understand the commentary around responsibility for running Epocrates post-transaction. Could you elaborate a little bit on -- I’m thinking key man retention, if any, on the Epocrates side and who you’ve locked up and that type of thing?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
We haven’t locked anybody up. We haven’t really been able to talk to anybody. Andy’s done a very good job of being a fiduciary so we’ve been kept at bay, having to earn every conversation with him. So now is really the first time that we can have those conversations. It is our first -- if it wasn’t for the SEC rules, we would be talking to them long before talking to you. But we have to tell you right away and so here you’re getting your crack and then we’re going to go to the real work of conversing with, hopefully, future colleagues.
Tim Adams - athenahealth, Inc - CFO
Yes. Dave, it’s Tim. I think we understand very well that the employee base at Epocrates is extremely important to the viability as -- for the go forward entity. We understand the value of retention and appropriate incentives. It’s engagement. It is, what is the work that you have for me to do? And an opportunity to build the best network in healthcare that is out there. We think everything that we bring from the Athena side, everything that Andy has put together on the Epocrates side, we put the appropriate plans and communications in place. We think it’s going to be a terrific marriage that’s going to focus on building the information backbone to make healthcare work the way it should.
Dave Windley - Jefferies & Co. - Analyst
Thanks for that. Maybe a last question, I know that as we’re coming out of 2012, your commentary on the third quarter about bookings was somewhat cautious or physician activities somewhat cautious, I think at your Investor Day you commented that fourth quarter was maybe similarly slow. I’m wondering, relative to physician adds, are we seeing a slowdown that Epocrates will than help to accelerate but wondering the timing of when that can happen? Obviously, we’ve got to wait 90 days but then do we need to think about physician adds in 2013, helped by Epocrates, as being somewhat back-end loaded?
Tim Adams - athenahealth, Inc - CFO
Dave, so as you recall we had a record Q3 for doc adds on the network, about 1,600. The bookings in Q3 were a little bit behind plan compared to what we had anticipated. We haven’t announced anything on Q4 yet. We’re going to save that for the earnings call which comes up in February. But one of the beauties of Epocrates is it helps drive awareness. Rob reported we are 31% at our Investor Day. That went up a couple points from the previous year.
These folks have over half the US docs on this network, and that is going to add a tremendous benefit for us. Exactly how fast we can get them on board to athenaCollector is to be determined. But generating that instant awareness and that many nodes on the network and touchpoints is clearly going to pay dividends for us. Let me go back to Andy Hurd for a second just on your earlier question about retention and key employees at Epocrates.
Andy Hurd - Epocrates - President and CEO
Thanks, Tim. Dave, just to go back to that question, it’s important to note that this is a real win for Epocrates’ employees, for Epocrates’ customers and users. We spent a lot of time in these discussions with the Athena guys but our roadmap, there’s a lot of alignment here. I think this gives us a greater capability to continue to execute against that. They’re very complementary services that we offer these customers and our ability to provide our customers with a deeper set of services is a win for them. I think it’s a win for our employees and that there’s a really strong alignment here, of vision, which is what’s critical to me.
The alignment of vision that you -- it’s hard to find another company that shares the same kind of passion that we do around providing tools for physicians to make them more efficient, to help them deliver higher-quality care and that lives here. That lives at Athena in a very strong way. So there’s a win for employees. I think it’s a win for our customers and our users as well. So we’re excited about it as a platform to continue doing what we’re doing.
Dave Windley - Jefferies & Co. - Analyst
Super. Thanks for squeezing me in and good luck on the integration.

Operator
Charles Rhyee.
Charles Rhyee - Cowen and Company - Analyst
Just a couple quick follow-ups here to an earlier question, I think it was Ryan’s question about how long you expect to take. Jonathan, you talked about being careful and trying to message appropriately to the Epocrates base. How long do you think -- would it take to prepare all of the Athena research to then be messaged appropriately to the base? How -- when you think about it, are we talking one to two years that we start to see the benefit of that greater than that or do you think you’ll be done fairly quickly?
Rob Cosinuke - athenahealth, Inc. - Chief Marketing Officer
(multiple speakers) Two parts to that. The messaging piece, in our 90 day plan, we will be working on creating and polishing some pilot approaches there. One point that we haven’t spoken that was -- Epocrates has a fantastic Physician Advisory Council of physicians that we can talk to get advice and feedback on. So we’ll be working on some introductory, high-quality, deep content appropriate and aligned types of messaging at close. But further down the line, more exciting engagement comes when you begin to integrate our services and their services together.
Charles Rhyee - Cowen and Company - Analyst
How long do think that will take?
Rob Cosinuke - athenahealth, Inc. - Chief Marketing Officer
I don’t -- I was just about to say I don’t want to speak to time tables there. But some of the thoughts that we’ve got on how those integrations can play out are not a ton of work for Athena, you know? There are portions of ideas that we have that can be done relatively quickly, that are about using current services and just migrating on them on to other platforms. Then there’s deeper, more thoughtful integration points that are more strategic. So I think I’m -- we’re looking at three months, one year, and beyond, play over time.
Charles Rhyee - Cowen and Company - Analyst
Okay. That’s helpful. A question around, maybe for Andy, on Epocrates. I’m not as familiar with the company, but when we talk about these 330,000 docs, how many would you say are really active users versus people who pay maybe a basic subscription, just use it for just the pharmacy reference? Do you track how many people open up the alerts and read all the research that’s sent to them?
Andy Hurd - Epocrates - President and CEO
No. It’s a remarkable engagement rate as the spread on users -- it’s literally hundreds of millions of unique lookups on an annual basis. These are physicians that are using the app at the point-of-care on a mobile device to treat their patient. The numbers from a third-party that were recently provided, more than half use it on a daily basis, approaching 90%, high 80%s use it at least weekly, and between about -- a little more than a quarter use it between six and eight times a day. So this -- the bell curve on distribution is a remarkable one. So this isn’t one where you’ve got a big number and small percentage used. This is a trusted resource, a go-to resource at the point-of-care for the lion’s share of physicians in the US.
Charles Rhyee - Cowen and Company - Analyst
Okay. Just what I was trying to ask is, within the 330,000 is there 100,000 or 150,000 or more that where you say are just the core users that drive most of the unique lookups or is it pretty evenly across all 330,000? My understanding is that like med students get it as well or are they counting that number?
Andy Hurd - Epocrates - President and CEO
The distribution on that, so the 60% of cardiologists who get a -- more than half of the oncologists, we have 15,000 ED docs, so the distribution there again, as we talked about earlier as Athena users, you go across that population. There are pockets where there are higher users and it falls where there tend to be higher prescribers, right, for the document interactive and tend to be more -- be higher prescribers. Yes.
Charles Rhyee - Cowen and Company - Analyst
Okay. Maybe if I just -- last one, if I recall correctly on Epocrates, you guys were developing a mobile app and in the EMR on the iPad. I think you had pulled back from that. How much of that spend -- how much were you guys spending on R&D for that over the last couple years? I don’t follow the company but if I look across consensus, is it fair to think that most people are taking that out of their estimates?
Tim Adams - athenahealth, Inc - CFO
Charles, it’s Tim. I believe Andy and his team have classified all of those expenses as discontinued operations in a prior period. I don’t have the number at my fingertips but I think it was all carved out separately.

Charles Rhyee - Cowen and Company - Analyst
Okay. That’s helpful. Thanks a lot. Congrats.
Operator
Bret Jones.
Bret Jones - Oppenheimer & Co. - Analyst
I was just curious, in terms of EHRs becoming more ubiquitous on mobile platforms, I was just wondering, are you concerned at all that doctors will not want to toggle between the EHR and Epoc app and that could potentially decrease the utilization of Epoc over time, especially as decisions support becomes more robust as well? I just wanted to get your view on that point.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Yes. I think that eventually that could happen. One of the things that we represent is the opportunity to take Epocrates from a read-only tool to a read-and-write tool. It doesn’t have to be only for athenaClinicals users. We could be routing prescriptions or other referrals to everyone. So I suppose eventually -- now you’ve got to remember, eventually can be a very long time in healthcare. These guys have built an unbelievably reliable brand. Most doctors right now are being jammed on hospital-based software systems that, frankly, aren’t very beautiful. So I think the appetite to have something that’s digestible and beautiful and speaks to them for their information needs is going to go up before it goes down.
Bret Jones - Oppenheimer & Co. - Analyst
Okay. Then just lastly, I just wanted to get a sense for when you were talking about Epoc is going to really help you, either better leverage the selling and marketing spend and help you achieve a 30% growth target for the core Athena business, does this change that 30% growth target for the core Athena business or -- as people have asked earlier, is this really just a matter of better utilizing your selling and marketing expense?
Tim Adams - athenahealth, Inc - CFO
Bret, it’s Tim. So a couple of comments from earlier. We believe this is a very powerful channel. It generates awareness, something that we have struggled with for years, and clearly, will be an enabler to help us achieve those 30% goals that we put out for topline revenue. You may also be referring to my comments from the Investor Day. We said sales and marketing would grow roughly at the same pace of revenue. We do believe and it was part of our investment thesis that the increase in awareness from Epocrates will allow us to be more efficient with sales and marketing dollars.
We will evaluate it based on current market conditions when we get out into 2013, 2014, we want to first realize the efficiencies. We have an opportunity to either drop those savings to the bottom line or to reinvest to continue growing the business. I think we’ve been very open with the Street at 4% market share with the best suite of services in the marketplace. We want to keep growing and if this can help us drive sales and marketing efficiencies in the P&L, and Rob comes back to me and he says -- look, I can reinvest those savings into additional great ideas that will help us continue to grow, we are here to grow this business. So we will take a hard look at this constantly and reevaluate this as we go. But we really do believe there are some very real savings, opportunities through efficiencies. We shared that with our Board. We’re just excited about the opportunity to keep growing.
Operator
Michael Cherny.
Michael Cherny - ISI Group - Analyst
All my questions have been answered. So thanks for all the info.
Rob Cosinuke - athenahealth, Inc. - Chief Marketing Officer
Operator, I believe we have time for one more question, please.
Operator
Tony [Bartsch].
Tony Bartsch - Park West Asset Management - Analyst
Could you just help us understand what the process looks like in terms of if this was a competitive situation? Or just any details behind how this transpired would be helpful. Thank you.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Sounds like an Andy.

Andy Hurd - Epocrates - President and CEO
Yes, I’m happy to take that. The -- as we mentioned, part of the equation here is we at Epocrates is we’re working with different partners, one of the things that we were doing was exploring some partnership opportunities with Athena. Those discussions, as you can imagine, there’s a lot of excitement around that, a lot of opportunity to -- with businesses that are very complementary and those evolved into deeper level discussions. So that happened very naturally over a period of time. This is an interesting and valuable asset. So there are -- has been and probably always will be people that are very interested in it, but that’s how the process began with Athena.
Tim Adams - athenahealth, Inc - CFO
Yes. Tony, it’s Tim Adams. When Andy and his team file their proxy statement, this type of deal background will be disclosed. But we reiterate Andy’s sentiments, this is a very unique asset. We are thrilled to be in the position where we are today with these folks.
Tony Bartsch - Park West Asset Management - Analyst
So it doesn’t sound like it was a competitive bid-type situation?
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Everything is competitive. Everything is competitive. I’m still terrified every minute until it’s over.
Tim Adams - athenahealth, Inc - CFO
All right. Tony, thank you for your question. Operator, I think that’s all the time we have for questions. I would like to remind investors that Andy Hurd has been gracious enough --
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Can we get to [new] -- he’s been in the queue whole time.
Tim Adams - athenahealth, Inc - CFO
You want to take one more? All right. Let’s take one more question.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
(multiple speakers) Your stewardship of the question queue.
Operator
Okay. Phil (inaudible).
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Phil dropped? You try to do a guy --
Tim Adams - athenahealth, Inc - CFO
Let me go ahead -- operator, I’d like to remind investors. Andy’s been kind enough to share his presentation slot with us today at 2.30 Pacific time at the JPMorgan Conference. Athenahealth will keep its presentation slot on Wednesday morning as well. With that, Jon, let me turn the call back to you.
Jonathan Bush - athenahealth, Inc - Chairman and CEO
Well, thank you all very much. This is just a really exciting milestone for athenahealth. We believe we have been the little red hen, in many ways, digging away and scratching together the flour and baking the goods and dying for the attention and Epocrates has really been a wonderful and well-deserved attention getter.
We hope the combination of our work and the [bowels] of healthcare and their work on the surface of doctors’ eyes is going to be a tremendous enhancement to both of our missions. I think Andy pointed out the most important part of the whole thing which is, that our missions are, in fact, very, very tightly aligned, both intellectually and emotionally. So thank you all for the time. I look forward to seeing you in person and doing some more Q&A at these investor presentations over the next couple of days.
Operator
Thank you. Thank you, ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may now disconnect.